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                                                                  EXHIBIT 10.15


                              JPMORGAN CHASE & CO.

                      SEVERANCE POLICY -- SUMMARY OF TERMS


PURPOSE: To provide severance and other termination-related benefits in the case of involuntary termination, except for cause.

BENEFIT AMOUNT: For select executive officers other than the CEO, an amount equal to two times current base salary, plus eligibility for a discretionary payment at the sole determination of the Firm. The total amount will be paid in installments over 24 months following a separation from service. In the event that an executive officer is a "specified employee" (i.e. a top paid 50 employee) as defined by Section 409A, payment of such installments will be delayed for the six month period following separation from service with a make up payment in the seventh month equal to the delayed installments .

TREATMENT OF STOCK AWARDS: Under the current terms and conditions of restricted stock unit awards and option /stock appreciation right (SAR) grants, upon a job elimination:

(1) officers would be entitled to continued vesting of restricted stock units;
and

(2) stock options and SARs would become exercisable immediately and remain exercisable for their original remaining term for persons who are retirement eligible and for up to the lesser of two years or their original term for persons not retirement eligible.

WELFARE BENEFITS: Officers can elect to continue to receive medical and dental benefits for two years following such separation from service.

Other severance provisions (if any) applicable to any Named Executive Officers are contained in their respective employment agreements.